PNC Bank Corp. and Subsidiaries                                    Exhibit 12.2
Computation of Ratio of Earnings
 to Combined Fixed Charges and
 Preferred Stock Dividends


                                                                                   Year ended December 31
                                   Six months ended      ----------------------------------------------------------------------
Dollars in thousands                  June 30, 1997          1996            1995          1994          1993           1992
-------------------------------------------------------------------------------------------------------------------------------
EARNINGS
Income before taxes and
  cumulative effect of changes
  in accounting principles                 $801,587      $1,527,551        $627,012     $1,209,916     $1,140,487      $787,994
Fixed charges and preferred
 stock dividends excluding
 interest on deposits                       588,252       1,105,324       1,492,391      1,112,564        712,339       592,902
                                         --------------------------------------------------------------------------------------
   Subtotal                               1,389,839       2,632,875       2,119,403      2,322,480      1,852,826     1,380,896
Interest on deposits                        714,155       1,428,771       1,551,816      1,159,242      1,005,658     1,546,576
                                         --------------------------------------------------------------------------------------
   Total                                 $2,103,994      $4,061,646      $3,671,219     $3,481,722     $2,858,484    $2,927,472
                                         ======================================================================================

FIXED CHARGES
Interest on borrowed funds                 $541,658      $1,064,847      $1,455,069     $1,070,565       $676,319      $555,610
Interest component of rentals                14,376          29,839          31,283         32,247         26,491        25,739
Amortization of borrowed funds                  404             816             927          1,761          1,418         1,505
Distributions on capital securities          16,823           1,391
Preferred stock dividends                    14,991           8,431           5,112          7,991          8,111        10,048
                                         --------------------------------------------------------------------------------------
   Subtotal                                 588,252       1,105,324       1,492,391      1,112,564        712,339       592,902
Interest on deposits                        714,155       1,428,771       1,551,816      1,159,242      1,005,658     1,546,576
                                         --------------------------------------------------------------------------------------
   Total                                 $1,302,407      $2,534,095      $3,044,207     $2,271,806     $1,717,997    $2,139,478
                                         ======================================================================================

RATIO OF EARNINGS TO COMBINED
FIXED CHARGES AND
PREFERRED STOCK DIVIDENDS
Excluding interest on deposits                 2.36x           2.38x           1.42x          2.09x          2.60x         2.33x
Including interest on deposits                 1.62            1.60            1.21           1.53           1.66          1.37
===============================================================================================================================